Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

GSE Systems, Inc.
Sykesville, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-147537 and No. 333-126472) and Form S8 (No. 333-183427, No. 333-150249 and No. 333-138702) of GSE Systems, Inc. of our report dated March 19, 2015, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Bethesda, Maryland
March 19, 2015